Exhibit 99

FOR IMMEDIATE RELEASE

Mar. 20, 2024

General Mills Reports Fiscal 2024 Third-quarter Results

•

Net sales of $5.1 billion were down 1 percent in the third quarter and organic net sales[1] were also down 1 percent; on a 2-year compound growth basis, net sales were up 6 percent and organic net sales were up 7 percent

•	Operating profit of $911 million was up 25 percent; adjusted operating profit of $914 million increased 14 percent in constant currency

•	Diluted earnings per share (EPS) of $1.17 were up 27 percent; adjusted diluted EPS of $1.17 increased 22 percent in constant currency

•	Company reaffirms full-year fiscal 2024 outlook

¹	Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS (Mar. 20, 2024) – General Mills, Inc. (NYSE: GIS) today reported results for its fiscal 2024 third quarter.

“General Mills’ strategic focus on brand building, innovation, and in-store execution contributed to improved volume and market share trends in the third quarter,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “We continue to navigate today’s evolving operating environment while generating industry-leading levels of cost savings. And we remain committed to investing further in our brands and capabilities to drive profitable growth over the long term.”

General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and standing for good. The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures to further enhance its growth profile.

Third Quarter Results Summary

•

Net sales were down 1 percent to $5.1 billion, with lower pound volume partially offset by favorable net price realization and mix. Organic net sales were 1 percent below year-ago results that grew double digits; organic net sales were up 7 percent on a 2-year compound growth basis.

•

Gross margin was up 100 basis points to 33.5 percent of net sales, driven by Holistic Margin Management (HMM) cost savings, favorable net price realization and mix, and favorable mark-to-market effects, partially offset by higher other supply chain costs, input cost inflation, and supply chain deleverage. Adjusted gross margin was up 20 basis points to 34.0 percent of net sales, driven primarily by HMM cost savings and favorable net price realization and mix, partially offset by higher other supply chain costs, input cost inflation, and supply chain deleverage.

•

Operating profit of $911 million was up 25 percent, driven primarily by lower compensation and benefits expenses, higher gross profit dollars, and product recall recoveries. Operating profit margin of 17.9 percent was up 370 basis points. Adjusted operating profit of $914 million increased 14 percent in constant currency, driven primarily by lower compensation and benefits expenses. Adjusted operating profit margin was up 220 basis points to 17.9 percent.

•

Net earnings attributable to General Mills of $670 million were up 21 percent. Diluted EPS was up 27 percent to $1.17, driven primarily by higher operating profit and lower net shares outstanding, partially offset by higher net interest expense and a higher effective tax rate. Adjusted diluted EPS of $1.17 was up 22 percent in constant currency, driven primarily by higher adjusted operating profit, lower net shares outstanding, and a lower adjusted effective tax rate, partially offset by higher net interest expense.

Nine Month Results Summary

•

Net sales increased 1 percent to $15.1 billion, with favorable net price realization and mix partially offset by lower pound volume. Organic net sales were 1 percent above year-ago results that grew double digits; organic net sales were up 6 percent on a 2-year compound growth basis.

•

Gross margin was up 260 basis points to 34.6 percent of net sales, driven primarily by favorable net price realization and mix, HMM cost savings, and favorable mark-to-market effects, partially offset by input cost inflation, higher other supply chain costs, and supply chain deleverage. Adjusted gross margin was up 90 basis points to 34.8 percent of net sales, driven by favorable net price realization and mix and HMM cost savings, partially offset by input cost inflation, higher other supply chain costs, and supply chain deleverage.

•

Operating profit of $2.65 billion was up 1 percent, driven primarily by higher gross profit dollars, lower compensation and benefits expenses, and favorable net corporate investment activity, partially offset by net gains on divestitures in the prior year and a goodwill impairment charge. Operating profit margin of 17.5 percent was up 10 basis points. Adjusted operating profit of $2.8 billion increased 9 percent in constant currency, driven by higher adjusted gross profit dollars and lower compensation and benefits expenses, partially offset by higher media and other consumer expenses. Adjusted operating profit margin was up 150 basis points to 18.5 percent.

•

Net earnings attributable to General Mills were down 2 percent to $1.9 billion. Diluted EPS was up 2 percent to $3.33, driven primarily by lower net shares outstanding and higher operating profit, partially offset by higher net interest expense. Adjusted diluted EPS of $3.51 was up 11 percent in constant currency, driven primarily by higher adjusted operating profit, lower net shares outstanding, and a lower adjusted effective tax rate, partially offset by higher net interest expense.

Notes on Comparability

The following transactions impacted the comparability of year-to-date financial results between fiscal 2023 and fiscal 2024: the acquisition of the TNT Crust foodservice business in the first quarter of fiscal 2023 and the divestiture of the Helper main meals and Suddenly Salad side dishes business in the first quarter of fiscal 2023. In addition, results in fiscal 2023 included the impact of a voluntary recall on certain international Häagen-Dazs ice cream products, which was a headwind to net sales and operating profit results in the International segment.

Operating Segment Results

Note: Tables may not foot due to rounding.

Components of Fiscal 2024 Reported Net Sales Growth
Third Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(2) pts	3 pts	—	Flat
Pet	(5) pts	2 pts	—	(3)%
North America Foodservice	—	—	—	1%

International	(4) pts	—	—	(3)%

Total	(2) pts	2 pts	—	(1)%

Nine Months
North America Retail	(4) pts	5 pts	—	Flat
Pet	(7) pts	5 pts	—	(2)%
North America Foodservice	2 pts	1 pt	—	3%
International	(4) pts	5 pts	1 pt	3%

Total	(3) pts	3 pts	—	1%

Components of Fiscal 2024 Organic Net Sales Growth
Third Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(2) pts	3 pts	Flat	—	—	Flat
Pet	(5) pts	2 pts	(3)%	—	—	(3)%
North America Foodservice	—	—	1%	—	—	1%
International	(4) pts	—	(3)%	—	—	(3)%

Total	(2) pts	2 pts	(1)%	—	—	(1)%

Nine Months
North America Retail	(4) pts	5 pts	1%	—	—	Flat
Pet	(7) pts	5 pts	(2)%	—	—	(2)%
North America Foodservice	1 pt	—	1%	—	1 pt	3%
International	(4) pts	5 pts	2%	1 pt	—	3%

Total	(3) pts	4 pts	1%	—	—	1%

Fiscal 2024 Segment Operating Profit Growth
Third Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(4)%	(4)%
Pet	25%	25%
North America Foodservice	(1)%	(1)%
International	(57)%	(53)%

Total	(3)%	(3)%

Nine Months
North America Retail	Flat	Flat
Pet	10%	10%
North America Foodservice	9%	9%
International	8%	14%

Total	2%	2%

North America Retail Segment

Third-quarter net sales for General Mills’ North America Retail segment of $3.2 billion essentially matched year-ago results, with favorable net price realization and mix offset by lower pound volume. Organic net sales were essentially in line with year-ago results that grew double digits; organic net sales were up 9 percent on a 2-year compound growth basis. Net sales performance outpaced Nielsen-measured retail sales growth in the quarter due primarily to an increase in retailer inventory. Net sales were up low-single digits for the U.S. Morning Foods operating unit and were up high-single digits for Canada. Net sales were down low-single digits for U.S. Meals & Baking Solutions and U.S. Snacks. Segment operating profit of $752 million was down 4 percent as reported and in constant currency, driven primarily by higher other supply chain costs, input cost inflation, lower volume, and supply chain deleverage, partially offset by HMM cost savings and favorable net price realization and mix.

Through nine months, North America Retail segment net sales of $9.6 billion essentially matched year-ago levels, including a modest headwind from divestitures. Organic net sales were up 1 percent. Segment operating profit of $2.4 billion essentially matched year-ago results as reported and in constant currency.

Pet Segment

Third-quarter net sales for the Pet segment were down 3 percent to $624 million, driven by lower pound volume, partially offset by favorable net price realization and mix. Organic net sales were 3 percent below year-ago results that grew double digits; organic net sales were up 5 percent on a 2-year compound growth basis. Net sales results in the quarter included declines on pet treats and dry pet food, partially offset by growth on wet pet food. Segment operating profit of $128 million was up 25 percent, driven primarily by HMM cost savings and favorable net price realization and mix, partially offset by lower volume, higher selling, general, and administrative (SG&A) expenses, and input cost inflation.

Through nine months, Pet segment net sales were down 2 percent to $1.8 billion. Organic net sales were also down 2 percent. Segment operating profit was up 10 percent to $342 million, driven primarily by favorable net price realization and mix and HMM cost savings, partially offset by lower volume, higher other supply chain costs, higher SG&A expenses, input cost inflation, and supply chain deleverage.

North America Foodservice Segment

Third-quarter net sales for the North America Foodservice segment increased 1 percent to $552 million. Organic net sales were also up 1 percent despite a 4-point headwind from market index pricing on bakery flour. Segment operating profit was down 1 percent to $82 million, driven primarily by higher other supply chain costs and higher SG&A expenses, partially offset by favorable net price realization and mix and HMM cost savings.

Through nine months, North America Foodservice net sales increased 3 percent to $1.7 billion, including a 1-point benefit from the TNT Crust acquisition. Organic net sales were up 1 percent. Segment operating profit was up 9 percent to $236 million, driven by favorable net price realization and mix and HMM cost savings, partially offset by higher other supply chain costs and higher SG&A expenses.

International Segment

Third-quarter net sales for the International segment were down 3 percent to $680 million, driven by lower pound volume. Organic net sales were also down 3 percent, with declines in China and Brazil partially offset by growth in Europe & Australia. Segment operating profit totaled $18 million compared to $42 million a year ago, driven primarily by higher input costs and lower volume.

Through nine months, International net sales increased 3 percent to $2.1 billion, including a 1-point benefit from foreign currency exchange. Organic net sales were up 2 percent. Segment operating profit of $103 million was up 8 percent as reported and up 14 percent in constant currency from year-ago results that included the impact of the ice cream recall, driven by favorable net price realization and mix and lower SG&A expenses, partially offset by higher input costs and lower volume.

Joint Venture Summary

Third-quarter constant-currency net sales increased 11 percent for Cereal Partners Worldwide (CPW), driven by favorable net price realization and mix, partially offset by lower pound volume. Constant-currency net sales for Häagen-Dazs Japan (HDJ) were down 2 percent, driven by the timing of new product launches. Combined after-tax earnings from joint ventures of $18 million were up 42 percent, driven by constant-currency after-tax earnings growth for CPW and HDJ, partially offset by unfavorable foreign currency exchange. Through nine months, after-tax earnings from joint ventures totaled $66 million compared to $58 million a year ago.

Other Income Statement Items

Beginning this quarter, results from certain businesses managed by the company’s Gold Medal Ventures entity are included in corporate and other net sales and unallocated corporate items within operating profit. Unallocated corporate items also include corporate overhead expenses, variances to planned North American employee benefits and incentives, certain charitable contributions, restructuring initiative project-related costs, gains and losses on corporate investments, and other items that are not part of the measurement of segment operating performance.

Third-quarter unallocated corporate items totaled $64 million net expense in fiscal 2024 compared to $296 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $66 million net expense this year compared to $206 million net expense last year, driven primarily by lower compensation and benefits expenses.

Restructuring, impairment, and other exit costs totaled $6 million in the third quarter of fiscal 2024 compared to $1 million a year ago (please see Note 3 below for more information on these charges). Benefit plan non-service income totaled $19 million in the third quarter compared to $22 million a year ago, driven primarily by an increase in interest costs, partially offset by lower amortization of losses.

Net interest expense totaled $122 million in the third quarter of fiscal 2024 compared to $98 million a year ago, driven primarily by higher interest rates and higher average long-term debt levels. The effective tax rate in the quarter was 18.5 percent compared to 16.6 percent last year (please see Note 6 below for more information on our effective tax rate). The third-quarter adjusted effective tax rate was 18.4 percent compared to 21.6 percent a year ago, driven primarily by certain nonrecurring discrete tax benefits in the third quarter of fiscal 2024.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $2.4 billion through nine months of fiscal 2024 compared to $2.0 billion a year ago, driven primarily by higher net earnings excluding the net divestitures gain in fiscal 2023. Capital investments totaled $486 million compared to $351 million a year ago. Dividends paid increased 6 percent to $1.0 billion. General Mills repurchased approximately 23.5 million shares of common stock through nine months of fiscal 2024 for a total of $1.6 billion compared to $1.2 billion in share repurchases a year ago. Average diluted shares outstanding through nine months decreased 3 percent to 582 million.

Fiscal 2024 Outlook

General Mills continues to expect the largest factors impacting its performance in fiscal 2024 will be the economic health of consumers, the moderating rate of input cost inflation, and the increasing stability of the supply chain environment. Based on its current outlook on these and other key factors, the company reaffirmed its full-year fiscal 2024 financial targets²:

•	Organic net sales are expected to range between down 1 percent and flat.

•	Adjusted operating profit and adjusted diluted EPS are each expected to increase 4 to 5 percent in constant currency.

•	Free cash flow conversion is expected to be at least 95 percent of adjusted after-tax earnings.

•

The net impact of divestitures and foreign currency exchange is expected to have an immaterial impact on full-year reported net sales growth, and foreign currency exchange is expected to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth.

²

Financial targets are provided on a non-GAAP basis because certain information necessary to calculate comparable GAAP measures is not available. Please see Note 7 to the Consolidated Financial Statements below for discussion of the unavailable information.

General Mills will issue pre-recorded management remarks today, March 20, 2024, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2024 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of critical accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 25,	Feb. 26,		Feb. 25,	Feb. 26,
	2024	2023	% Change	2024	2023	% Change
Net sales	$5,099.2	$5,125.9	(1)%	$15,143.3	$15,064.2	1%
Cost of sales	3,391.8	3,461.1	(2)%	9,899.5	10,246.6	(3)%
Selling, general, and administrative expenses	790.9	946.9	(16)%	2,460.7	2,632.5	(7)%
Divestitures gain, net	—	(13.7)	NM	—	(444.6)	NM
Restructuring, impairment, and other exit costs	5.8	1.4	NM	130.6	14.1	NM

Operating profit	910.7	730.2	25%	2,652.5	2,615.6	1%
Benefit plan non-service income	(18.6)	(21.6)	(14)%	(55.7)	(65.0)	(14)%
Interest, net	121.7	98.3	24%	356.5	277.5	28%

Earnings before income taxes and after-tax earnings from joint ventures	807.6	653.5	24%	2,351.7	2,403.1	(2)%
Income taxes	149.3	108.3	38%	458.5	471.5	(3)%
After-tax earnings from joint ventures	18.0	12.7	42%	65.7	57.9	13%

Net earnings, including earnings attributable to noncontrolling interests	676.3	557.9	21%	1,958.9	1,989.5	(2)%
Net earnings attributable to noncontrolling interests	6.2	4.8	29%	19.8	10.5	89%

Net earnings attributable to General Mills	$670.1	$553.1	21%	$1,939.1	$1,979.0	(2)%

Earnings per share – basic	$1.18	$0.94	26%	$3.35	$3.32	1%

Earnings per share – diluted	$1.17	$0.92	27%	$3.33	$3.28	2%

	Quarter Ended			Nine-Month Period Ended
Comparisons as a % of net sales:	Feb. 25, 2024	Feb. 26, 2023	Basis Pt Change	Feb. 25, 2024	Feb. 26, 2023	Basis Pt Change
Gross margin	33.5%	32.5%	100	34.6%	32.0%	260
Selling, general, and administrative expenses	15.5%	18.5%	(300)	16.2%	17.5%	(130)
Operating profit	17.9%	14.2%	370	17.5%	17.4%	10
Net earnings attributable to General Mills	13.1%	10.8%	230	12.8%	13.1%	(30)

	Quarter Ended			Nine-Month Period Ended
Comparisons as a % of net sales excluding certain items affecting comparability (a):	Feb. 25, 2024	Feb. 26, 2023	Basis Pt Change	Feb. 25, 2024	Feb. 26, 2023	Basis Pt Change
Adjusted gross margin	34.0%	33.8%	20	34.8%	33.9%	90
Adjusted operating profit	17.9%	15.7%	220	18.5%	17.0%	150
Adjusted net earnings attributable to General Mills	13.2%	11.3%	190	13.5%	12.7%	80

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Nine-Month Period Ended
	Feb. 25, 2024	Feb. 26, 2023	% Change	Feb. 25, 2024	Feb. 26, 2023	% Change
Net sales:
North America Retail	$3,242.1	$3,232.0	Flat	$9,620.1	$9,593.9	Flat
International	680.1	700.6	(3)%	2,079.0	2,024.8	3%
Pet	624.5	645.5	(3)%	1,773.7	1,818.3	(2)%
North America Foodservice	551.7	547.8	1%	1,669.7	1,627.2	3%

Total segment net sales	$5,098.4	$5,125.9	(1)%	$15,142.5	$15,064.2	1%

Corporate and other	0.8	—	NM	0.8	—	NM

Total net sales	$5,099.2	$5,125.9	(1)%	$15,143.3	$15,064.2	1%

Operating profit:
North America Retail	$752.2	$786.9	(4)%	$2,410.3	$2,401.8	Flat
International	18.2	42.4	(57)%	102.8	95.0	8%
Pet	128.3	102.6	25%	342.0	312.3	10%
North America Foodservice	81.7	82.4	(1)%	236.3	217.5	9%

Total segment operating profit	$980.4	$1,014.3	(3)%	$3,091.4	$3,026.6	2%

Unallocated corporate items	63.9	296.4	(78)%	308.3	841.5	(63)%
Divestitures gain, net	—	(13.7)	NM	—	(444.6)	NM
Restructuring, impairment, and other exit costs	5.8	1.4	NM	130.6	14.1	NM

Operating profit	$910.7	$730.2	25%	$2,652.5	$2,615.6	1%

	Quarter Ended			Nine-Month Period Ended
	Feb. 25, 2024	Feb. 26, 2023	Basis Pt Change	Feb. 25, 2024	Feb. 26, 2023	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	23.2%	24.3%	(110)	25.1%	25.0%	10
International	2.7%	6.1%	(340)	4.9%	4.7%	20
Pet	20.5%	15.9%	460	19.3%	17.2%	210
North America Foodservice	14.8%	15.0%	(20)	14.2%	13.4%	80

Total segment operating profit	19.2%	19.8%	(60)	20.4%	20.1%	30

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Feb. 25, 2024	Feb. 26, 2023	May 28, 2023
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$588.6	$618.7	$585.5
Receivables	1,771.1	1,770.2	1,683.2
Inventories	1,828.0	2,083.3	2,172.0
Prepaid expenses and other current assets	466.8	643.8	735.7

Total current assets	4,654.5	5,116.0	5,176.4
Land, buildings, and equipment	3,643.6	3,353.6	3,636.2
Goodwill	14,433.7	14,487.8	14,511.2
Other intangible assets	6,957.2	6,968.0	6,967.6
Other assets	1,171.5	1,274.4	1,160.3

Total assets	$30,860.5	$31,199.8	$31,451.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,613.5	$3,868.2	$4,194.2
Current portion of long-term debt	812.2	2,487.2	1,709.1
Notes payable	686.7	959.8	31.7
Other current liabilities	1,949.5	2,103.1	1,600.7

Total current liabilities	7,061.9	9,418.3	7,535.7
Long-term debt	11,015.1	8,140.2	9,965.1
Deferred income taxes	2,023.5	2,151.6	2,110.9
Other liabilities	1,068.7	1,006.0	1,140.0

Total liabilities	21,169.2	20,716.1	20,751.7

Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,210.3	1,191.1	1,222.4
Retained earnings	20,416.7	19,226.5	19,838.6
Common stock in treasury, at cost, shares of 190.1, 166.2, and 168.0	(9,968.4)	(8,220.1)	(8,410.0)
Accumulated other comprehensive loss	(2,297.3)	(2,038.5)	(2,276.9)

Total stockholders’ equity	9,436.8	10,234.5	10,449.6
Noncontrolling interests	254.5	249.2	250.4

Total equity	9,691.3	10,483.7	10,700.0

Total liabilities and equity	$30,860.5	$31,199.8	$31,451.7

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Nine-Month Period Ended
	Feb. 25, 2024	Feb. 26, 2023
Cash Flows - Operating Activities
Net earnings, including earnings attributable to noncontrolling interests	$1,958.9	$1,989.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	412.2	411.0
After-tax earnings from joint ventures	(65.7)	(57.9)
Distributions of earnings from joint ventures	31.4	36.6
Stock-based compensation	76.7	86.7
Deferred income taxes	(85.5)	(71.2)
Pension and other postretirement benefit plan contributions	(20.0)	(20.2)
Pension and other postretirement benefit plan costs	(20.2)	(20.2)
Divestitures gain, net	—	(444.6)
Restructuring, impairment, and other exit costs	119.7	(14.6)
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	(9.6)	21.3
Other, net	41.0	110.6

Net cash provided by operating activities	2,438.9	2,027.0

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(485.6)	(351.3)
Acquisition, net of cash acquired	(25.5)	(251.5)
Proceeds from divestitures, net of cash divested	—	633.1
Investments in affiliates, net	(1.5)	(30.8)
Proceeds from disposal of land, buildings, and equipment	0.2	0.8
Other, net	4.8	(6.4)

Net cash used by investing activities	(507.6)	(6.1)

Cash Flows - Financing Activities
Change in notes payable	654.5	159.2
Issuance of long-term debt	1,000.0	501.8
Payment of long-term debt	(900.0)	(600.0)
Proceeds from common stock issued on exercised options	11.1	168.0
Purchases of common stock for treasury	(1,601.6)	(1,152.3)
Dividends paid	(1,028.0)	(967.4)
Distributions to noncontrolling interest holders	(16.6)	(11.4)
Other, net	(47.0)	(53.5)

Net cash used by financing activities	(1,927.6)	(1,955.6)

Effect of exchange rate changes on cash and cash equivalents	(0.6)	(16.0)

Increase in cash and cash equivalents	3.1	49.3
Cash and cash equivalents - beginning of year	585.5	569.4

Cash and cash equivalents - end of period	$588.6	$618.7

Cash Flow from changes in current assets and liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$(83.8)	$(132.4)
Inventories	347.8	(237.0)
Prepaid expenses and other current assets	269.4	151.5
Accounts payable	(543.7)	(41.6)
Other current liabilities	0.7	280.8

Changes in current assets and liabilities	$(9.6)	$21.3

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)

During the first quarter of fiscal 2023, we acquired TNT Crust, a manufacturer of high-quality frozen pizza crusts for regional and national pizza chains, foodservice distributors, and retail outlets, for a purchase price of $253 million. We financed the transaction with U.S. commercial paper. We consolidated the TNT Crust business into our Consolidated Balance Sheets and recorded goodwill of $157 million. The goodwill is included in the North America Foodservice segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material.

During the first quarter of fiscal 2023, we completed the asset sale of our Helper main meals and Suddenly Salad side dishes business to Eagle Family Foods Group for $607 million and recorded a pre-tax gain of $442 million.

(3)	Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statement of Earnings as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions	Feb. 25, 2024	Feb. 26, 2023	Feb. 25, 2024	Feb. 26, 2023
Restructuring, impairment, and other exit costs	$5.8	$1.4	$130.6	$14.1
Cost of sales	0.1	0.7	17.0	1.9

Total restructuring and impairment charges	$5.9	$2.1	$147.6	$16.0

Project-related costs classified in cost of sales	$0.5	$—	$1.6	$—

During the third quarter of fiscal 2024, we did not undertake any new restructuring actions. We recorded $9 million of restructuring charges in the third quarter of fiscal 2024 and $14 million of restructuring charges in the nine-month period ended February 25, 2024, related to commercial strategy actions approved in the second quarter of fiscal 2024. We recorded a $3 million net recovery of restructuring charges in the third quarter of fiscal 2024 and $16 million of restructuring charges in the nine-month period ended February 25, 2024, related to restructuring actions previously announced. We recorded $2 million of restructuring charges in the third quarter of fiscal 2023 and $16 million of restructuring charges in the nine-month period ended February 26, 2023, related to restructuring actions previously announced. We expect these actions to be completed by the end of fiscal 2026.

In the second quarter of fiscal 2024, we recorded a $117 million non-cash goodwill impairment charge related to our Latin America reporting unit.

(4)

Unallocated corporate expenses totaled $64 million in the third quarter of fiscal 2024, compared to $296 million in the same period in fiscal 2023. In the third quarter of fiscal 2024, certain compensation and benefits expenses and charitable contributions decreased compared to the same period last year. In the third quarter of fiscal 2024, we recorded a $26 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories, compared to a $67 million net increase in expense in the same period last year. We recorded $3 million of net losses related to valuation adjustments on certain corporate investments in the third quarter of fiscal 2024, compared to $20 million of net losses in the third quarter of fiscal 2023. In the third quarter of fiscal 2024, we recorded $31 million of net recoveries related to a voluntary recall on certain international Häagen-Dazs ice cream products in fiscal 2023, compared to a $1 million charge in the same period last year. We recorded $1 million of restructuring charges in cost of sales in the third quarter of fiscal 2023. In addition, we recorded $1 million of integration costs primarily related to our acquisition of TNT Crust in the third quarter of fiscal 2023.

Unallocated corporate expenses totaled $308 million in the nine-month period ended February 25, 2024, compared to $842 million in the same period last year. We recorded a $6 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the nine-month period ended February 25, 2024, compared to a $266 million net increase in expense in the same period last year. In the nine-month period ended February 25, 2024, certain compensation and benefits expenses and charitable contributions decreased compared to the same period last year. We recorded $25 million of net losses related to valuation adjustments on certain corporate investments in the nine-month period ended February 25, 2024, compared to $82 million of net losses related to valuation adjustments and the sale of certain corporate investments in the same period last year. In the nine-month period ended February 25, 2024, we recorded $31 million of net recoveries related to a voluntary recall on certain international Häagen-Dazs ice cream products in fiscal 2023, compared to a $26 million charge in the same period last year. We recorded $17 million of restructuring charges and $2 million of restructuring initiative project-related costs in cost of sales in the nine-month period ended February 25, 2024, compared to $2 million of restructuring charges in cost of sales in the same period last year. In addition, we recorded $5 million of integration costs primarily related to our acquisition of TNT Crust and $2 million of transaction costs primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in the nine-month period ended February 26, 2023.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions, Except per Share Data	Feb. 25, 2024	Feb. 26, 2023	Feb. 25, 2024	Feb. 26, 2023
Net earnings attributable to General Mills	$670.1	$553.1	$1,939.1	$1,979.0

Average number of common shares - basic EPS	569.5	592.5	578.6	596.2
Incremental share effect from: (a)
Stock options	1.3	3.7	1.8	3.6
Restricted stock units and performance share units	2.0	2.8	2.1	2.6

Average number of common shares - diluted EPS	572.8	599.0	582.5	602.4

Earnings per share – basic	$1.18	$0.94	$3.35	$3.32
Earnings per share – diluted	$1.17	$0.92	$3.33	$3.28

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the third quarter of fiscal 2024 was 18.5 percent compared to 16.6 percent for the third quarter of fiscal 2023. The 1.9 percentage point increase was primarily due to certain favorable tax components related to the divestitures in fiscal 2023, partially offset by certain nonrecurring discrete tax benefits in the third quarter of fiscal 2024. Our effective tax rate excluding certain items affecting comparability was 18.4 percent in the third quarter of fiscal 2024, compared to 21.6 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 3.2 percentage point decrease was primarily due to certain nonrecurring discrete tax benefits in the third quarter of fiscal 2024.

The effective tax rate for the nine-month period ended February 25, 2024, was 19.5 percent compared to 19.6 percent for the nine-month period ended February 26, 2023. The 0.1 percentage point decrease was primarily due to certain nonrecurring discrete tax benefits in fiscal 2024, partially offset by certain favorable tax components related to the divestitures in fiscal 2023. Our effective tax rate excluding certain items affecting comparability was 20.1 percent in the nine-month period ended February 25, 2024, compared to 20.8 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 0.7 percentage point decrease was primarily due to certain nonrecurring discrete tax benefits in fiscal 2024.

(7)

We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors, and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2024 outlook for organic net sales growth, adjusted operating profit growth, adjusted diluted EPS growth, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates or the timing of acquisitions and divestitures throughout fiscal 2024. The unavailable information could have a significant impact on our fiscal 2024 GAAP financial results.

For fiscal 2024, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions) and acquisitions and divestitures will have no material impact to net sales growth and restructuring charges to total approximately $45 million to $50 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Goodwill impairment

Non-cash goodwill impairment charge related to our Latin America reporting unit in fiscal 2024. Please see Note 3.

Product recall, net

Costs related to the fiscal 2023 voluntary recall of certain international Häagen-Dazs ice cream products, net of recoveries. Please see Note 4.

Restructuring charges and project-related costs

Restructuring charges and project-related costs related to commercial strategy restructuring actions and previously announced restructuring actions recorded in fiscal 2024. Restructuring charges for previously announced restructuring actions recorded in fiscal 2023. Please see Note 3.

Investment activity, net

Valuation adjustments of certain corporate investments in fiscal 2024. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2023. Please see Note 4.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Transaction costs

Immaterial transaction costs incurred in fiscal 2024. Transaction costs primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Please see Note 2.

Acquisition integration costs

Integration costs primarily resulting from the acquisition of TNT Crust in fiscal 2024 and fiscal 2023. Please see Note 2.

Divestitures gain, net

Net divestitures gain primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Please see Note 2.

CPW restructuring charges

CPW restructuring charges related to previously announced restructuring actions.

Organic Net Sales on a 2-year Compound Growth Rate Basis

We believe that this measure provides useful information to investors as it compares our organic net sales growth in fiscal 2024 to performance in fiscal 2022 that preceded historic levels of input cost inflation and net price realization the industry experienced over the past two years.

Organic net sales on a 2-year compound growth rate basis are calculated as follows:

Quarter Ended	Reported Net Sales Growth	Foreign Exchange	Acquisitions and Divestitures	Organic Net Sales
Total
Feb. 25, 2024 vs. Feb. 26, 2023	(1)%	—	—	(1)%
Feb. 26, 2023 vs. Feb. 27, 2022	13%	(1)pt	(2)pts	16%

2-year compound growth	6%			7%

North America Retail
Feb. 25, 2024 vs. Feb. 26, 2023	—	—	—	—
Feb. 26, 2023 vs. Feb. 27, 2022	15%	(1)pt	(3)pts	18%

2-year compound growth	7%			9%

Pet
Feb. 25, 2024 vs. Feb. 26, 2023	(3)%	—	—	(3)%
Feb. 26, 2023 vs. Feb. 27, 2022	14%	—	—	14%

2-year compound growth	5%			5%

Note: Tables may not foot due to rounding.

Nine-Month Period Ended	Reported Net Sales Growth	Foreign Exchange		Acquisitions and Divestitures		Organic Net Sales
Total
Feb. 25, 2024 vs. Feb. 26, 2023	1%	—		—		1%
Feb. 26, 2023 vs. Feb. 27, 2022	7%	(1	)pt	(4	)pts	12%

2-year compound growth	4%					6%

Note: Table may not foot due to rounding.

Adjusted Operating Profit Growth on a Constant-currency Basis

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Nine-Month Period Ended
	Feb. 25, 2024	Feb. 26, 2023	Change	Feb. 25, 2024	Feb. 26, 2023	Change
Operating profit as reported	$910.7	$730.2	25%	$2,652.5	$2,615.6	1%
Goodwill impairment	—	—		117.1	—
Product recall, net	(31.1)	1.1		(30.7)	25.5
Restructuring charges	5.9	2.1		30.5	16.0
Investment activity, net	2.7	20.1		25.2	82.1
Mark-to-market effects	25.7	66.6		5.9	266.4
Project-related costs	0.5	—		1.6	—
Transaction costs	—	—		0.6	2.0
Acquisition integration costs	—	0.7		0.2	5.0
Divestitures gain, net	—	(13.7)		—	(444.6)

Adjusted operating profit	$914.5	$807.0	13%	$2,802.9	$2,567.9	9%

Foreign currency exchange impact			Flat			Flat

Adjusted operating profit growth, on a constant-currency basis			14%			9%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant-currency Growth Rates

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rates follows:

	Quarter Ended				Nine-Month Period Ended
Per Share Data	Feb. 25, 2024	Feb. 26, 2023	Change		Feb. 25, 2024	Feb. 26, 2023	Change
Diluted earnings per share, as reported	$1.17	$0.92	27%		$3.33	$3.28	2%
Goodwill impairment	—	—			0.14	—
Product recall, net	(0.04)	—			(0.04)	0.03
Restructuring charges	0.01	—			0.04	0.02
Investment activity, net	—	0.03			0.03	0.11
Mark-to-market effects	0.04	0.09			0.01	0.34
Acquisition integration costs	—	—			—	0.01
Divestitures gain, net	—	(0.08)			—	(0.62)

Adjusted diluted earnings per share	$1.17	$0.97	21%		$3.51	$3.18	10%

Foreign currency exchange impact			(1	)pt			(1	)pt

Adjusted diluted earnings per share growth, on a constant-currency basis			22%				11%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Feb. 25, 2024		Feb. 26, 2023
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,707.4	33.5%	$1,664.8	32.5%
Mark-to-market effects	25.7	0.5%	66.6	1.3%
Restructuring charges	0.1	—%	0.7	—%
Project-related costs	0.5	—%	—	—%
Product recall, net	(0.1)	—%	0.8	—%

Adjusted gross margin	$1,733.6	34.0%	$1,732.8	33.8%

Operating profit as reported	$910.7	17.9%	$730.2	14.2%
Product recall, net	(31.1)	(0.6)%	1.1	—%
Restructuring charges	5.9	0.1%	2.1	—%
Investment activity, net	2.7	0.1%	20.1	0.4%
Mark-to-market effects	25.7	0.5%	66.6	1.3%
Project-related costs	0.5	—%	—	—%
Acquisition integration costs	—	—%	0.7	—%
Divestitures gain, net	—	—%	(13.7)	(0.3)%

Adjusted operating profit	$914.5	17.9%	$807.0	15.7%

Net earnings attributable to General Mills as reported	$670.1	13.1%	$553.1	10.8%
Product recall, net, net of tax (b)	(23.9)	(0.5)%	0.8	—%
Restructuring charges, net of tax (b)	6.9	0.1%	1.4	—%
Investment activity, net, net of tax (b)	0.5	—%	15.6	0.3%
Mark-to-market effects, net of tax (b)	19.9	0.4%	51.3	1.0%
CPW restructuring charges	0.3	—%	0.9	—%
Project-related costs, net of tax (b)	0.3	—%	—	—%
Acquisition integration costs, net of tax (b)	—	—%	0.6	—%
Divestitures gain, net, net of tax (b)	—	—%	(42.4)	(0.8)%

Adjusted net earnings attributable to General Mills	$674.0	13.2%	$581.3	11.3%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Nine-Month Period Ended
In Millions	Feb. 25, 2024		Feb. 26, 2023
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$5,243.8	34.6%	$4,817.6	32.0%
Mark-to-market effects	5.9	—%	266.4	1.8%
Restructuring charges	17.0	0.1%	1.9	—%
Project-related costs	1.6	—%	—	—%
Product recall, net	(0.1)	—%	24.8	0.2%

Adjusted gross margin	$5,268.2	34.8%	$5,110.6	33.9%

Operating profit as reported	$2,652.5	17.5%	$2,615.6	17.4%
Goodwill impairment	117.1	0.8%	—	-%
Product recall, net	(30.7)	(0.2)%	25.5	0.2%
Restructuring charges	30.5	0.2%	16.0	0.1%
Investment activity, net	25.2	0.2%	82.1	0.5%
Mark-to-market effects	5.9	—%	266.4	1.8%
Project-related costs	1.6	—%	—	—%
Transaction costs	0.6	—%	2.0	—%
Acquisition integration costs	0.2	—%	5.0	—%
Divestitures gain	—	—%	(444.6)	(3.0)%

Adjusted operating profit	$2,802.9	18.5%	$2,567.9	17.0%

Net earnings attributable to General Mills as reported	$1,939.1	12.8%	$1,979.0	13.1%
Goodwill impairment, net of tax (b)	82.4	0.5%	—	—%
Restructuring charges, net of tax (b)	22.4	0.1%	11.5	0.1%
Product recall, net, net of tax (b)	(23.6)	(0.2)%	19.6	0.1%
Investment activity, net, net of tax (b)	17.7	0.1%	64.1	0.4%
Mark-to-market effects, net of tax (b)	4.6	—%	205.1	1.4%
CPW restructuring charges	2.0	—%	1.0	—%
Project-related costs, net of tax (b)	1.0	—%	—	—%
Transaction costs, net of tax (b)	0.6	—%	1.4	—%
Acquisition integration costs, net of tax (b)	0.2	—%	3.9	—%
Divestitures gain, net of tax (b)	—	—%	(371.4)	(2.5)%

Adjusted net earnings attributable to General Mills	$2,046.4	13.5%	$1,914.2	12.7%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Feb. 25, 2024
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(4)%	Flat		(4)%
International	(57)%	(4	)pts	(53)%
Pet	25%	Flat		25%
North America Foodservice	(1)%	Flat		(1)%

Total segment operating profit	(3)%	Flat		(3)%

	Nine-Month Period Ended Feb. 25, 2024
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	Flat	Flat		Flat
International	8%	(6	)pts	14%
Pet	10%	Flat		10%
North America Foodservice	9%	Flat		9%

Total segment operating profit	2%	Flat		2%

Note: Tables may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended				Nine-Month Period Ended
	Feb. 25, 2024		Feb. 26, 2023		Feb. 25, 2024		Feb. 26, 2023
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$807.6	$149.3	$653.5	$108.3	$2,351.7	$458.5	$2,403.1	$471.5
Goodwill impairment	—	—	—	—	117.1	34.7	—	—
Product recall, net	(31.1)	(7.2)	1.1	0.3	(30.7)	(7.1)	25.5	5.9
Restructuring charges	5.9	(1.2)	2.1	0.7	30.5	8.0	16.0	4.5
Investment activity, net	2.7	2.2	20.1	4.5	25.2	7.4	82.1	18.0
Mark-to-market effects	25.7	6.0	66.6	15.3	5.9	1.4	266.4	61.3
Project-related costs	0.5	0.1	—	—	1.6	0.5	—	—
Transaction costs	—	—	—	—	0.6	—	2.0	0.6
Acquisition integration costs	—	—	0.7	0.1	0.2	0.1	5.0	1.1
Divestitures gain, net	—	—	(13.7)	28.7	—	—	(444.6)	(73.2)

As adjusted	$811.3	$149.4	$730.3	$157.8	$2,502.1	$503.6	$2,355.4	$489.6

Effective tax rate:
As reported		18.5%		16.6%		19.5%		19.6%
As adjusted		18.4%		21.6%		20.1%		20.8%

Sum of adjustment to income taxes		$0.1		$49.5		$45.1		$18.1

Average number of common shares - diluted EPS		572.8		599.0		582.5		602.4

Impact of income tax adjustments on adjusted diluted EPS		$—		$(0.08)		$(0.08)		$(0.03)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.